EXHIBIT 99.1

Next, Inc. Announces Revised Financing Agreement

CHATTANOOGA, Tenn.—(BUSINESS WIRE)—Dec. 10, 2003—Next, Inc. (OTCBB: NXTI – News) a creative and innovative sales and marketing organization, announces that it has reached an agreement with LaSalle Business Credit, LLC, its primary lender, on a revised credit facility which waves the previously announced default under the original terms. Charles L. Thompson, CFO of Next, facilitated the waiver by volunteering to guarantee a portion of the bank debt along with existing guarantors.

In addition, the Company’s Board of Directors, in response to the previously announced bank default, had hired TBA Management Services, LLC to perform a forensic audit to determine if the Company was involved in any of the transactions alleged in the complaint against its former Chairman and CEO. The Company learned today that TBA has issued its report stating that its extensive testing of the Company’s books and records has failed to reveal that the Company was involved in any alleged wrongdoings in that matter.

William B. Hensley, III, CEO of Next, Inc. indicated that the events of the past 3 weeks have had no adverse impact on the Company’s operation or its ability to move forward with its business plan for 2004.